Exhibit 99.1

GCI LIBERTY REPORTS
SECOND QUARTER 2019 FINANCIAL RESULTS

Englewood, Colorado, August 8, 2019 - GCI Liberty, Inc. (“GCI Liberty”) (Nasdaq: GLIBA, GLIBP) today reported second quarter 2019 results. Headlines include(1):

•	GCI(2) total revenue declined 3% compared to the second quarter 2018

◦	GCI Consumer revenue down 2%, with Consumer data revenue up 6%

◦	GCI Business revenue decreased 5%

•	GCI announced partnership with Ericsson to bring 5G network to Anchorage by the end of 2020

•	GCI, LLC issued $325 million of 6.625% senior notes due 2024

◦	Used proceeds to redeem $325 million aggregate outstanding principal of 6.75% senior notes due 2021

“This year we made major improvements to our data, wireless and video products which added significant value for our customers,” said GCI CEO, Ron Duncan. “Our partnership with Ericsson to bring five band 5G wireless service to Anchorage will build a wireless platform equal in quality to our wired data platform and provide the best overall choice for customers throughout Alaska.”

Discussion of Results

Unless otherwise noted, the following discussion compares financial information for the three months ended June 30, 2019 to pro forma financial information for the same period in 2018.

Although GCI's results are only included in GCI Liberty's results beginning March 9, 2018, we believe discussion of the standalone results of GCI for all periods presented promotes a better understanding of the overall results of the business. The pro forma financial information presented herein for the three months ended June 30, 2018 was prepared assuming the acquisition took place on January 1, 2017. The pro forma financial information is presented for illustrative purposes only and does not represent what the results of operations of GCI would have been had the acquisition occurred at that time. GCI's pro forma operating results include acquisition accounting adjustments primarily related to revenue, depreciation, amortization, stock compensation and the exclusion of transaction related costs. The pro forma results have also been adjusted for the FCC's Rural Health Care decision.

Exhibit 99.1

GCI

GCI receives support from various Universal Service Fund ("USF") programs: high cost, low income, rural health care, and schools and libraries, and also contributes into the USF. The USF Rural Health Care ("RHC") Program subsidizes the rates for services provided to rural health care providers. In November 2017, the Universal Service Administrative Co. ("USAC") requested further information to support GCI's rural rates charged to a number of its RHC Program customers for the year that runs July 1, 2017 through June 30, 2018 (the "2017 Funding Year"). On October 10, 2018, the Federal Communications Commission ("FCC") staff notified GCI of their decision to reduce RHC support payments to GCI for the 2017 Funding Year by $27.8 million, an approximate 26% reduction, and to apply the same cost methodology to subsequent funding years. Pro forma financials for the second quarter of 2018 reflect this reduction. GCI filed an appeal to the FCC staff decision on November 9, 2018 and a supplemental appeal on January 29, 2019. GCI will continue to pursue this appeal and expects to reduce future RHC Program revenue by a similar rate until a final resolution is reached with the FCC.

Separately, on November 30, 2018, GCI received multiple notices from USAC denying requested funding from an RHC customer (the "Customer") for the 2017 Funding Year. In November 2017, USAC requested information from the Customer related to bidding process documentation for two separate service contracts they have with GCI. The Customer responded, but USAC denied the funding based on the determination that bids previously received were not submitted with the original funding request and/or that bidding information submitted was related to the wrong bidding year. The Customer filed an appeal with USAC on January 29, 2019 and made a supplemental filing on March 12, 2019.

On May 6, 2019, USAC denied the appeal. As a result of the denial, in the first quarter GCI recorded a reserve of $21 million and an associated bad debt expense representing the portion of revenue for the Customer that would have otherwise been subsidized by the RHC Program recognized from July 1, 2017 through March 31, 2019. GCI will not recognize RHC revenue to the extent services continue to be provided to the Customer, which has historically approximated $12 million per year, until an adequate level of clarity is reached on the matter and the applicable revenue recognition criteria are met. Thus, GCI did not recognize revenue for the services provided to the Customer for the three months ended June 30, 2019. The Customer appealed the decision on July 5, 2019, but resolution and timing of the appeal are unknown at this time.

The following table provides GCI’s operating metrics and pro forma financial results for the second quarter of 2018 and 2019.

(amounts in thousands, except operating metrics)	2Q18	2Q19	% Change
GCI Consolidated Financial Metrics
Revenue
Consumer	$108,718	$106,968	(2)%
Business	109,654	104,011	(5)%
Total Revenue	$218,372	$210,979	(3)%

Operating Income (Loss)	$9,806	$(7,201)	(173)%
Operating Income (Loss) Margin (%)	4.5%	(3.4)%	(790)	bps

Adjusted OIBDA(1)	$69,466	$66,121	(5)%
Adjusted OIBDA Margin(1) (%)	31.8%	31.3%	(50)	bps

Exhibit 99.1

GCI Consumer
Financial Metrics
Revenue
Wireless	$41,935	$39,915	(5)%
Data	39,243	41,457	6%
Video	22,150	21,049	(5)%
Voice	5,390	4,547	(16)%
Total Revenue	$108,718	$106,968	(2)%
Operating Metrics
Wireless Lines in Service(2)	200,900	191,200	(5)%
Data - Cable Modem Subscribers(3)	125,200	124,100	(1)%
Video
Basic Subscribers(4)	91,600	84,100	(8)%
Homes Passed	253,400	253,400	—%
Voice - Total Access Lines in Service(5)	47,800	42,200	(12)%

GCI Business
Financial Metrics
Revenue
Wireless	$24,485	$23,726	(3)%
Data	70,248	64,628	(8)%
Video	3,488	3,988	14%
Voice	11,433	11,669	2%
Total Revenue	$109,654	$104,011	(5)%
Operating Metrics
Wireless Lines in Service(2)	22,100	21,400	(3)%
Data - Cable Modem Subscribers(3)	9,200	9,000	(2)%
Voice - Total Access Lines in Service(5)	37,000	35,600	(4)%

1)	See reconciling schedule 1.

2)	A wireless line in service is defined as a revenue generating wireless device.

3)
A cable modem subscriber is defined by the purchase of cable modem service regardless of the level of service purchased. If one entity purchases multiple cable modem service access points, each access point is counted as a subscriber.

4)	A basic subscriber is defined as one basic tier of service delivered to an address or separate subunits thereof regardless of the number of outlets purchased.

5)	A local access line in service is defined as a revenue generating circuit or channel connecting a customer to the public switched telephone network.

GCI revenue declined 3% during the second quarter, driven by declines in both its Business and Consumer segments. Operating income and adjusted OIBDA(3) were down primarily due to the revenue decline, partially offset by expense savings from continued efforts to focus on efficiencies and the core Alaska business.
GCI Consumer
Consumer revenue was down 2% due to decreases in wireless, video and voice revenue, primarily driven by subscriber losses and a decrease in USF high cost support. These declines were partially offset by growth in data revenue due to customer migration to more expensive plans offering higher speeds and data limits.

Exhibit 99.1

GCI Business
Business revenue was down 5%, driven by a decline in data revenue primarily due to decreases in RHC revenue as described above and declines in wireless revenue due to wholesale customers moving backhaul circuits off of the GCI network.

Capital Expenditures
Year to date, GCI has spent $63 million on capital expenditures, excluding capitalized interest. Capital expenditure spending was related primarily to improvements to data and wireless networks. GCI's capital expenditures for 2019 are expected to be approximately $140 million.

Share Repurchases
GCI Liberty did not repurchase shares from May 1, 2019 through July 31, 2019. The total remaining repurchase authorization for GCI Liberty is approximately $494 million.

FOOTNOTES

1)
GCI Liberty’s President and CEO, Greg Maffei, will discuss these highlights and other matters on GCI Liberty's earnings conference call which will begin at 5:00 p.m. (E.D.T.) on August 8, 2019. For information regarding how to access the call, please see “Important Notice” later in this document.

2)
GCI Liberty’s principal asset is GCI Holdings, LLC (“GCI” or “GCI Holdings”), Alaska's largest communications provider. Other assets include its interests in Charter Communications, Inc. ("Charter") and Liberty Broadband Corporation, as well as its interest in LendingTree and subsidiary Evite.

3)	For a definition of adjusted OIBDA and adjusted OIBDA margin and applicable reconciliations, see the accompanying schedules.

Exhibit 99.1

GCI LIBERTY GAAP FINANCIAL METRICS

(amounts in thousands)	2Q18(1)	2Q19
Revenue
GCI Holdings	$227,781	$210,979
Corporate and other	5,709	6,587
Total GCI Liberty Revenue	$233,490	$217,566

Operating Income
GCI Holdings	$10,424	$(7,201)
Corporate and other	(11,017)	(9,052)
Total GCI Liberty Operating Income (Loss)	$(593)	$(16,253)

Adjusted OIBDA
GCI Holdings	$78,915	$66,121
Corporate and other	(7,191)	(5,511)
Total GCI Liberty Adjusted OIBDA	$71,724	$60,610

(1)
GCI Holdings GAAP financial statements for the second quarter of 2018 differ from GCI Holdings pro forma financial statements due to the impact of acquisition accounting, including deferred revenue adjustments, depreciation and amortization of intangible and tangible assets, RHC Program revenue adjustments and other adjustments.

Exhibit 99.1

NOTES
The following financial information with respect to GCI Liberty's investments in equity securities and equity affiliates is intended to supplement GCI Liberty's consolidated statements of operations which are included in its Form 10-Qs for the three months ended March 31, 2019 and June 30, 2019.

Fair Value of Public Holdings

(amounts in millions)	3/31/2019	6/30/2019
Charter(1)	$1,859	$2,118
Liberty Broadband(1)	3,916	4,448
LendingTree(2)	1,211	1,447
Total	$6,986	$8,013

(1)
Represents fair value of the investments in Charter and Liberty Broadband. A portion of the Charter equity securities are considered covered shares and subject to certain contractual restrictions in accordance with the indemnification obligation, as described below.

(2)
Represents fair value of the investment in LendingTree. In accordance with GAAP, this investment is accounted for using the equity method of accounting and is included in the balance sheet of GCI Liberty at $171 million and $168 million at March 31, 2019 and June 30, 2019, respectively.

Exhibit 99.1

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	3/31/2019		6/30/2019
Cash and Cash Equivalents:
GCI	$96	(20,000,000)	$76
Corporate and other	326		347
Total GCI Liberty Consolidated Cash	$422	1,000,000	$423

Debt:
Senior Notes	$775		$775
Senior Credit Facility	715		714
Finance Leases and Other(1)	138		114
Total GCI Debt	$1,628	(25,000,000)	$1,603

Margin Loan	$900		$900
1.75% Exchangeable Senior Debentures due 2046	477		477
Total Corporate Level Debt	$1,377		$1,377

Total GCI Liberty Debt	$3,005	(25,000,000)	$2,980
Premium on debt and deferred financing fees	69		100
Finance leases and tower obligation (excluded from GAAP Debt)	(131)		(107)
Total GCI Liberty Debt (GAAP)	$2,943		$2,973

Other Financial Obligations:
Indemnification Obligation(2)	$110		$133
Preferred Stock(3)	177		178

GCI Leverage(4)	5.9x		6.2x

(1)	Includes the Wells Fargo Note Payable and current and long-term obligations under finance leases and communication tower obligations.

(2)
Indemnity to Qurate Retail, pursuant to an indemnification agreement (the "indemnification agreement"), with respect to the Liberty Interactive LLC ("LI LLC") 1.75% exchangeable debentures due 2046 (the "Charter exchangeable debentures"), as described below.

(3)
Preferred shares have a 7% coupon, $25/share liquidation preference plus accrued and unpaid dividends and 1/3 vote per share. The redemption date is the first business day following the twenty-first anniversary of the March 8, 2018 auto conversion. The preferred stock is considered a liability for GAAP purposes.

(4)	As defined in GCI's credit agreement.

On June 6, 2019, GCI, LLC, a subsidiary of GCI Liberty, closed a private offering for $325 million of 6.625% senior notes due 2024. GCI, LLC used the net proceeds of the offering, together with cash on hand, to redeem the $325 million aggregate outstanding principal amount of its 6.75% senior notes due 2021.

GCI Liberty cash was relatively flat in the second quarter. The decrease in cash at GCI due to refinancing costs and semi-annual interest payments was offset by an increase in corporate cash primarily due to tax sharing payments received from Qurate Retail. GCI Liberty debt declined by $25 million in the second quarter primarily due to modifications of certain satellite

Exhibit 99.1

lease agreements that changed the nature of the leases from finance to operating leases. This conversion is expected to increase GCI operating expense by approximately $6 million annually going forward.

Pursuant to an indemnification agreement, GCI Liberty will compensate Qurate Retail for any payments made in excess of the adjusted principal amount of the LI LLC Charter exchangeable debentures to any holder that exercises its exchange right on or before the put/call date of October 5, 2023. This indemnity is supported by a negative pledge in favor of Qurate Retail on the reference shares of Class A common stock of Charter held at GCI Liberty that underlie the LI LLC Charter exchangeable debentures.  The indemnification obligation on GCI Liberty's balance sheet is valued based on the estimated exchange feature in the LI LLC Charter exchangeable debentures. As of June 30, 2019, a holder of the LI LLC Charter exchangeable debentures does not have the ability to exchange, and accordingly, the indemnification obligation has been classified as a long-term liability. There is $332 million principal amount of the LI LLC Charter exchangeable debentures outstanding as of June 30, 2019.

Important Notice: GCI Liberty (Nasdaq: GLIBA, GLIBP) President and CEO, Greg Maffei, will discuss GCI Liberty's earnings release on a conference call which will begin at 5:00 p.m. (E.D.T.) on August 8, 2019. The call can be accessed by dialing (800) 458-4121 or (323) 794-2093, passcode 6673585, at least 10 minutes prior to the start time. The call will also be broadcast live across the Internet and archived on our website. To access the webcast go to www.gciliberty.com/events. Links to this press release and replays of the call will also be available on GCI Liberty's website.

This press release includes certain forward-looking statements under the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, capital expenditures, matters relating to the Universal Service Administrative Company and Rural Health Care program, indemnification by GCI Liberty, the continuation of our stock repurchase program and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to GCI Liberty, changes in law and government regulations, the availability of investment opportunities and market conditions conducive to stock repurchases. These forward-looking statements speak only as of the date of this press release, and GCI Liberty expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in GCI Liberty's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of GCI Liberty, including the most recent Forms 10-K and Forms 10-Q, for additional information about GCI Liberty and about the risks and uncertainties related to GCI Liberty's business which may affect the statements made in this press release.

Exhibit 99.1

NON-GAAP FINANCIAL MEASURES

To provide investors with additional information regarding our financial results, this press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for GCI Liberty (and certain of its subsidiaries) and GCI Holdings together with a reconciliation to that entity or such businesses’ operating income, as determined under GAAP. GCI Liberty defines adjusted OIBDA as revenue less cost of sales, operating expenses, and selling, general and administrative expenses, excluding all stock based compensation, and excludes from that definition depreciation and amortization, separately reported litigation settlements, insurance proceeds and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP. Further, this press release includes adjusted OIBDA margin which is also a non-GAAP financial measure. GCI Liberty defines adjusted OIBDA margin as adjusted OIBDA divided by revenue.

GCI Liberty believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses by identifying those items that are not directly a reflection of each business' performance or indicative of ongoing business trends. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because adjusted OIBDA is used as a measure of operating performance, GCI Liberty views operating income as the most directly comparable GAAP measure. Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that GCI Liberty's management considers in assessing the results of operations and performance of its assets. Please see the attached schedules for applicable reconciliations.

SCHEDULE 1

The following table provides a reconciliation of GCI’s adjusted OIBDA to its operating income for the three months ended June 30, 2018 and June 30, 2019, respectively. The pro forma financial information presented below for the three months ended June 30, 2018 was prepared assuming the acquisition took place on January 1, 2017. The pro forma financial information is presented for illustrative purposes only and does not represent what the results of operations of GCI would have been had the acquisition occurred at that time. GCI's pro forma operating results include acquisition accounting adjustments primarily related to revenue, depreciation, amortization, stock compensation and the exclusion of transaction related costs. The pro forma results have also been adjusted for the FCC's Rural Health Care decision.

GCI HOLDINGS ADJUSTED OIBDA RECONCILIATION

(amounts in thousands)	2Q18	2Q19
GCI Holdings
Adjusted OIBDA	$69,466	$66,121
Depreciation and amortization	(57,993)	(65,177)
Stock compensation expense	(1,667)	(3,927)
Insurance proceeds and restructuring, net(1)	—	(4,218)
Operating Income	$9,806	$(7,201)

(1) Includes only restructuring costs for the second quarter 2019.

Exhibit 99.1

SCHEDULE 2

The following table provides a reconciliation of adjusted OIBDA for GCI Liberty to operating income (loss) calculated in accordance with GAAP for the three months ended June 30, 2018 and June 30, 2019, respectively.

GCI LIBERTY ADJUSTED OIBDA RECONCILIATION

(amounts in thousands)	2Q18	2Q19
GCI Liberty
GCI Liberty Adjusted OIBDA
GCI Holdings	$78,915	$66,121
Corporate and other	(7,191)	(5,511)
Consolidated GCI Liberty adjusted OIBDA	$71,724	$60,610

Stock-based compensation	(7,929)	(6,754)
Insurance proceeds and restructuring, net(1)	—	(4,218)
Depreciation and amortization	(64,388)	(65,891)
GCI Liberty Operating Income (Loss)	$(593)	$(16,253)

(1) Includes only restructuring costs for the second quarter 2019.

Exhibit 99.1

GCI LIBERTY, INC. AND SUBSIDIARIES
BALANCE SHEET INFORMATION
(unaudited)

	June 30,	December 31,
	2019	2018
	Amounts in thousands, except share amounts
Assets
Current assets:
Cash and cash equivalents	$422,861	491,257
Trade and other receivables, net of allowance for doubtful accounts of $18,474 and $7,555, respectively	175,257	182,600
Current portion of tax sharing receivable	—	36,781
Other current assets	42,049	40,100
Total current assets	640,167	750,738
Investments in equity securities	2,122,818	1,533,517
Investments in affiliates, accounted for using the equity method	169,795	177,030
Investment in Liberty Broadband measured at fair value	4,448,302	3,074,373
Property and equipment, net	1,127,338	1,184,606
Intangible assets not subject to amortization
Goodwill	855,837	855,837
Cable certificates	305,000	305,000
Wireless licenses	191,697	190,000
Other	16,500	16,500
	1,369,034	1,367,337
Intangible assets subject to amortization, net	410,827	436,006
Tax sharing receivable	82,235	65,701
Other assets, net	198,193	71,514
Total assets	$10,568,709	8,660,822

Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	$88,923	100,334
Deferred revenue	30,360	31,743
Current portion of debt, net of deferred financing costs	901,856	900,759
Other current liabilities	56,909	47,958
Total current liabilities	1,078,048	1,080,794
Long-term debt, net, including $560,769 and $462,336 measured at fair value	2,071,113	1,985,275
Obligations under finance leases and tower obligations, excluding current portion	100,732	122,245
Long-term deferred revenue	60,917	65,954
Deferred income tax liabilities	1,246,322	793,696
Preferred stock	177,532	177,103
Derivative instrument	138,701	—
Indemnification obligation	133,348	78,522
Other liabilities	145,217	50,543

Exhibit 99.1

Total liabilities	5,151,930	4,354,132
Equity
Stockholders’ equity:
Series A common stock, $.01 par value. Authorized 500,000,000 shares; issued and outstanding 101,189,378 shares at June 30, 2019 and 102,058,816 shares at December 31, 2018	1,012	1,021
Series B common stock, $.01 par value. Authorized 20,000,000 shares; issued and outstanding 4,439,460 shares at June 30, 2019 and 4,441,609 shares at December 31, 2018	44	44
Series C common stock, $.01 par value. Authorized 1,040,000,000 shares; no shares issued	—	—
Additional paid-in capital	3,219,710	3,251,957
Accumulated other comprehensive earnings (loss), net of taxes	4,988	168
Retained earnings	2,181,515	1,043,933
Total stockholders' equity	5,407,269	4,297,123
Non-controlling interests	9,510	9,567
Total equity	5,416,779	4,306,690
Commitments and contingencies
Total liabilities and equity	$10,568,709	8,660,822

Exhibit 99.1

GCI LIBERTY, INC. AND SUBSIDIARIES
STATEMENT OF OPERATIONS INFORMATION
(unaudited)

	Three months ended
	June 30,
	2019	2018
	Amounts in thousands, except per share amounts
Revenue	$217,566	233,490
Operating costs and expenses:
Operating expense (exclusive of depreciation and amortization shown separately below)	68,432	69,294
Selling, general and administrative, including stock-based compensation	95,278	100,401
Insurance proceeds and restructuring, net	4,218	—
Depreciation and amortization expense	65,891	64,388
	233,819	234,083
Operating income (loss)	(16,253)	(593)
Other income (expense):
Interest expense (including amortization of deferred loan fees)	(40,386)	(35,442)
Share of earnings (losses) of affiliates, net	(1,068)	10,350
Realized and unrealized gains (losses) on financial instruments, net	679,098	(428,356)
Tax sharing agreement	7,452	(21,065)
Other, net	11,596	(1,845)
	656,692	(476,358)
Earnings (loss) before income taxes	640,439	(476,951)
Income tax (expense) benefit	(181,395)	173,471
Net earnings (loss)	459,044	(303,480)
Less net earnings (loss) attributable to the non-controlling interests	—	(154)
Net earnings (loss) attributable to GCI Liberty, Inc. shareholders	$459,044	(303,326)
Basic net earnings attributable to Class A and Class B GCI Liberty, Inc. shareholders per common share	$4.38	(2.82)
Diluted net earnings attributable to Class A and Class B GCI Liberty, Inc. shareholders per common share	$4.34	(2.82)

Exhibit 99.1

GCI LIBERTY, INC. AND SUBSIDIARIES
STATEMENT OF CASH FLOWS INFORMATION
(unaudited)

	Six months ended
	June 30,
	2019	2018
	amounts in thousands
Cash flows from operating activities:
Net earnings (loss)	$1,137,530	(474,211)
Adjustments to reconcile net earnings (loss) to net cash from operating activities:
Depreciation and amortization	133,569	80,409
Stock-based compensation expense	12,385	13,165
Share of (earnings) losses of affiliates, net	4,364	(7,858)
Realized and unrealized (gains) losses on financial instruments, net	(1,688,698)	499,837
(Gain) loss on lease modification	(7,543)	—
Deferred income tax expense (benefit)	450,793	(97,203)
Other, net	1,145	3,377
Change in operating assets and liabilities:
Current and other assets	22,975	(38,681)
Payables and other liabilities	(9,769)	68,562
Net cash provided (used) by operating activities	56,751	47,397
Cash flows from investing activities:
Cash and restricted cash from acquisition of GCI Holdings	—	147,958
Capital expended for property and equipment	(70,866)	(40,303)
Proceeds from derivative instrument	105,866	—
Settlement of derivative instrument	(105,866)	—
Other, net	4,540	—
Net cash provided (used) by investing activities	(66,326)	107,655
Cash flows from financing activities:
Borrowings of debt	325,000	1,477,250
Repayment of debt, finance lease, and tower obligations	(332,071)	(84,971)
Repurchases of GCI Liberty common stock	(43,910)	—
Contributions from (distributions to) parent, net	—	(1,124,660)
Indemnification payment to Qurate Retail	—	(132,725)
Derivative payments	—	(80,001)
Other financing activities, net	(7,866)	(15,246)
Net cash provided (used) by financing activities	(58,847)	39,647
Net increase (decrease) in cash, cash equivalents and restricted cash	(68,422)	194,699
Cash, cash equivalents and restricted cash at beginning of period	492,032	574,148
Cash, cash equivalents and restricted cash at end of period	$423,610	768,847